Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Globus Maritime Limited for the registration of up to $300,000,000 of shares of its common stock, shares of its preferred stock, its debt securities, its warrants, its purchase contracts, its rights and its units and to the incorporation by reference therein of our report dated March 31, 2020, with respect to the consolidated financial statements of Globus Maritime Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

July 31, 2020